Exhibit 99.1

The Trade Desk Welcomes Gokul Rajaram to Its Board of Directors

LOS ANGELES, May 30, 2018 (GLOBE NEWSWIRE) – The Trade Desk, Inc. (Nasdaq:TTD), a global technology platform for buyers of advertising, today announced that Gokul Rajaram has joined its board of directors. Rajaram currently leads Caviar, Square's food ordering service, and serves on Square’s executive team. Prior to Square, he served as Product Director of Ads at Facebook, where he helped Facebook transition its advertising business to become mobile-first. Earlier in his career, Rajaram served as ~~a~~ Product Management Director for Google AdSense, where he helped launch the product and grow it into a substantial portion of Google’s business.

Rajaram currently serves as a board member of privately held Course Hero, Inc., an online learning platform. He previously served as a board member of publicly traded RetailMeNot, Inc. (SALE) from 2013 to 2017, prior to the company's acquisition by Harland Clarke.

"I am pleased to have Gokul join our board of directors," said Jeff Green, Founder and CEO of The Trade Desk. "Gokul's computer science experience and deep understanding of digital advertising add a valuable perspective and voice to our board.  With large growth opportunities like the generational shift driving the convergence of internet and TV, and large markets like China just beginning to adopt programmatic, Gokul's counsel to the board will be invaluable."

"I am honored to join as a member of The Trade Desk Board of Directors during such a pivotal time,” said Rajaram. "I believe there is no company better positioned for significant growth in the ad-funded, connected TV market than The Trade Desk. Coupling that with the opportunity in international markets that are only in the early stages of programmatic adoption makes this opportunity incredibly exciting. I look forward to contributing my expertise and perspective to Jeff, the board and The Trade Desk’s leadership team."

Rajaram holds a bachelor’s degree in Computer Science Engineering from the Indian Institute of Technology, Kanpur. He also holds an M.B.A. from The Massachusetts Institute of Technology and a Master of Computer Science from the University of Texas at Austin.

About The Trade Desk, Inc.

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and, social, on a multitude of devices, such as computers, mobile devices, and connected TV. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Contact:

Investors

Chris Toth
Vice President Investor Relations, The Trade Desk
ir@thetradedesk.com
310-334-9183

Media

Austin Rotter

Associate Vice President, 5WPR

arotter@5wpr.com

646-862-6866